This report is signed on behalf of the registrant (or deposit or Trustee) in the City of Horsham and State of Pennsylvania on the 26st day of February, 2004.

Penn Series Funds , Inc.



Witness:	Clay Luby
		Director, Variable Product Reporting




By:	 	Ann M. Strootman
	 	Controller
	 	Penn Series Funds, Inc.